Exhibit 99.1

FOR IMMEDIATE RELEASE    For further information,
Contact:        Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

Minnesota farmer joins CHS Board;
Oregon producer re-elected chairman

ST. PAUL, MINN. (December 8, 2014) - Perry Meyer of New Ulm, Minn., has been elected to a three-year term on the board of CHS Inc., the nation’s leading farmer-owned cooperative and a global energy, grains and foods company.
Minnesota delegates elected Meyer to the 17-member board at the recent CHS Annual Meeting on Dec. 5, 2014. He succeeds Jerry Hasnedl of St. Hilaire, Minn., who retired after 19 years. During its yearly reorganization session following the annual meeting, board members re-elected David Bielenberg of Silverton, Ore., to his third one-year term as chairman.
Meyer, 60, brings to the CHS Board more than three decades of cooperative and agricultural leadership experience. Along with his daughter and son-in-law, he operates a 2,500 acre corn and soybean farm and finishes12,000 hogs annually. He currently serves as president of Heartland Corn Products Cooperative, a board on which he has served since 1992, and has been president of Steamboat Pork Cooperative since 1998. He also has served as a member of the NU-Telecom board since 1995 and is a past director of the former CHS Oilseed Defined Investor board. Meyer also is a member of and active in a broad range of cooperative, agricultural, local government, school and church organizations.
He is a 1974 graduate of Alexandria (Minn.) Technical School with a degree in agricultural mechanics. He attended the CHS New Leaders Forum and is a graduate of the Minnesota Agriculture and Rural Leadership (MARL) program.
Also re-elected to one-year CHS Board leadership terms were:

•	Dennis Carlson, Bismarck, N.D., as first vice chairman

•	Dan Schurr, LeClaire, Iowa, as secretary-treasurer

•	Steve Fritel, Rugby, N.D., as second vice chairman

•	Curt Eischens, Minneota, Minn., as assistant secretary-treasurer

Delegates also re-elected Eischens, Schurr, Jon Erickson, Minot, N.D.; Ed Malesich, Dillon, Mont.; Greg Kruger, Eleva, Wis., and C.J. Blew, Castleton, Kan., to three-year terms on the CHS Board.
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2014, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.